_____________, 1997


Board of Directors
Webster Financial Corporation
Webster Plaza
145 Bank Street
Waterbury, Connecticut  06702

Board of Directors
People's Savings Financial Corp.
123 Broad Street
New Britain, Connecticut  06053

Dear Board Members:

                  On April 4, 1997, Webster Financial Corporation, a Delaware corporation ("Webster"), Webster Subsidiary Corporation, a Delaware corporation and wholly-owned subsidiary of Webster ("Merger Sub"), and People's Savings Financial Corp., a Connecticut corporation ("People's Corp.") entered into an agreement and plan of merger (the "Merger Agreement") pursuant to which Merger Sub will be merged into People's Corp. (the "Merger"), with People's Corp. surviving. In connection with the Merger, you have requested that we render to you our opinion with respect to certain Federal income tax consequences of the Merger.

                               Documents Reviewed
                               ------------------

                  In connection with the preparation of this opinion, we have examined and relied upon the following documents (including all exhibits and schedules thereto) (the "Reviewed Documents"): (1) the Merger Agreement; (2) representations and certifications made to us by Webster (attached hereto as Exhibit A); (3) representations and certifications made to us by People's Corp. (attached hereto as Exhibit B); (4) the covenants and agreements made by certain holders of People's Common Stock in paragraph 2(h) of that certain People's Corp. Stockholder Agreement attached to the Registration Statement (as defined below) as Exhibit 2.3 thereto (attached hereto as Exhibit C); (5) the Registration Statement on Form S-4 of Webster (No. 333-27571 filed with the Securities and Exchange Commission (the "SEC") on May 21, 1997, as amended by Pre-Effective Amendment No. 1 thereto filed with the SEC on June __, 1997 (the "Registration Statement"); and (6) such

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Webster Financial Corporation
People's Savings Financial Corp.
______________, 1997
Page 2

other instruments and documents related to the formation, organization and operation of Webster, Merger Sub and People's Corp. or to the consummation of the Merger as we have deemed necessary or appropriate.1/


                                   The Merger
                                   ----------

                  Based solely upon our review of the documents set forth above, and upon such information as Webster, Merger Sub and People's Corp. have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

                  Webster is a Delaware corporation and the holding company of Webster Bank, its wholly-owned federal savings bank subsidiary ("Webster Bank"), both of which are headquartered in Waterbury, Connecticut. Deposits at Webster Bank are Federal Deposit Insurance Corporation ("FDIC") insured. Through Webster Bank, Webster currently serves customers from 78 banking offices located in New Haven, Fairfield, Litchfield, Hartford and Middlesex Counties in Connecticut. Webster's focus is on providing financial services to individuals, families and businesses. Webster emphasizes three business lines - consumer banking, business banking and mortgage banking; each supported by centralized administration, marketing, finance and operations. Webster, as a holding company, is regulated by the Office of Thrift Supervision (the "OTS"). Webster Bank, as a federal savings bank, also is regulated by the OTS and as to certain matters by the FDIC.

                  Merger  Sub,  a  Delaware   corporation,   is  a  wholly-owned
subsidiary of Webster formed solely to facilitate the Merger. The separate corporate existence of Merger Sub will terminate upon the Merger.

                  People's Corp. is a Connecticut corporation and the holding company of People's Savings Bank & Trust ("PSB&T"), its wholly-owned Connecticut-chartered savings bank subsidiary, both of which are headquartered in New Britain, Connecticut. Deposits at PSB&T are FDIC insured. Through PSB&T, People's




--------
1/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Registration Statement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

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Webster Financial Corporation
People's Savings Financial Corp.
______________, 1997
Page 3

Corp. is engaged primarily in the business of attracting deposits from the public and using such deposits, with other funds, to make various types of loans and investments. Through PSB&T, People's Corp. currently serves customers from nine banking offices and three trust offices located primarily in Hartford and New Haven Counties, Connecticut. Its principal market area encompasses the City of New Britain and the Towns of Berlin, Newington, Southington, Rocky Hill, Plainville and Meriden. People's Corp., as a holding company, is regulated primarily by the Board of Governors of the Federal Reserve System at the federal level and by the Connecticut Commissioner of Banking (the "Connecticut Commissioner"). PSB&T, as a state-chartered savings bank, is regulated by the Connecticut Commissioner and by the FDIC.


                  The purpose of the Merger is to enable Webster to acquire the assets and business of People's Corp. and PSB&T. After the Merger, certain of PSB&T's nine banking offices will be operated as banking offices of Webster Bank and certain of such offices will be consolidated with Webster Bank offices. The Merger will result in an expansion of Webster's primary market area to include PSB&T's banking offices and trust offices in Hartford and New Haven Counties in Connecticut. The assets and business of PSB&T's banking offices will broaden Webster's existing operations in Hartford and New Haven Counties where Webster currently has 67 banking offices. The addition of PSB&T's trust offices will strengthen Webster's franchise by increasing market share and by the addition of trust and investment management services, which will expand Webster's ability to address the financial needs of its consumer and business banking customers. Webster expects to achieve reductions in the current operating expenses of PSB&T upon the consolidation of PSB&T's operations into Webster Bank, which would cause the closing of certain of PSB&T's or Webster's existing banking offices as well as certain reductions in administrative and support personnel.

                  The Merger Agreement provides for the acquisition of People's Corp. by Webster through the merger of Merger Sub with and into People's Corp., with People's Corp. being the surviving corporation and a wholly-owned subsidiary of Webster. Upon consummation of the Merger, except as discussed below, each issued and outstanding share of People's Corp. common stock, par value $1.00 per share ("People's Common Stock"), other than dissenting and certain other shares, will be converted into ____ shares of Webster common stock, par value $0.01 per share ("Webster Common Stock") (the "Exchange Ratio").

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Webster Financial Corporation
People's Savings Financial Corp.
______________, 1997
Page 4




                  Shares of People's Common Stock held as treasury stock or held, directly or indirectly, by Webster, People's Corp. or any of their subsidiaries (other than shares held in a fiduciary capacity or in respect of a debt previously contracted) will be canceled. Dissenting shares of People's Common Stock will not be automatically converted.

                  Certificates for fractions of shares of Webster Common Stock will not be issued. Under the Merger Agreement, in lieu of a fractional share of Webster Common Stock, each holder of People's Common Stock will be entitled to receive an amount of cash equal to the fraction of a share of Webster Common Stock to which such holder would otherwise be entitled multiplied by the average (without respect to the number of shares traded) of the daily closing prices of Webster Common Stock, as reported on The Nasdaq National Market, for the 15 consecutive trading days ending on the third day preceding the closing date of the Merger. Following consummation of the Merger, no holder of People's Common Stock will be entitled to any dividends or any other rights in respect of any such fraction.

                  As of June 12, 1997, there were outstanding options to purchase 182,500 shares of People's Common Stock pursuant to the stock option plans of People's Corp. held by directors, officers and employees of People's Corp. (each, a "People's Option"), at an average exercise price of $18.70 per share. Under the Merger Agreement, shares of People's Common Stock issued prior to consummation of the Merger upon the exercise of outstanding People's Options will be converted into Webster's Common Stock at the Exchange Ratio, and each People's Option that is not exercised immediately prior to the date and time at which the Merger becomes effective (the "Effective Time") will be converted automatically into an option to purchase shares of Webster Common Stock, with adjustment in the number of shares and exercise price to reflect the Exchange Ratio.

                  Under Connecticut law, holders of People's Common Stock are entitled to dissenters' rights of appraisal in connection with the Merger. Shares of People's Common Stock that are issued and outstanding immediately prior to the Effective Time that are owned by shareholders who properly dissent from the Merger pursuant to the applicable provisions of the Connecticut General Statutes ("Dissenting Shareholders") shall not be converted into the right to receive shares of Webster Common Stock, unless and until such shareholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law. If any such shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right of payment, the shares of People's Common

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Webster Financial Corporation
People's Savings Financial Corp.
______________, 1997
Page 5

Stock held by such shareholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, shares of Webster Common Stock pursuant to the Merger Agreement. All payments made to Dissenting Shareholders in connection with the exercise by such shareholders of their dissenters' rights will be made by People's Corp. using the assets of People's Corp.


                  Webster intends that after the consummation of the Merger, (i) People's Corp., as the surviving corporation in the Merger and at that time a wholly-owned subsidiary of Webster, will be merged into Webster, with Webster being the surviving holding company, in a transaction that qualifies as a statutory merger under the laws of the States of Delaware and Connecticut (the "Upstream Merger"), and (ii) PSB&T (which will then be a wholly-owned subsidiary of Webster) will be merged into Webster Bank (the "Bank Merger"). However, the Upstream Merger will not be consummated until after all payments to be made to Dissenting Shareholders pursuant to the exercise by such shareholders of their dissenter's rights, if any, in fact, have been made. Webster Bank will be the federal savings bank resulting from the Bank Merger.

                         Assumptions and Representations
                         -------------------------------

                  In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

                  1. All information contained in the Reviewed Documents is accurate.

                  2. The information presented in the Reviewed Documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.

                  3. There has been (or will be by the Effective Time) due execution and delivery of the Reviewed Documents where due execution and delivery are prerequisites to effectiveness thereof.

                  4. All of the Reviewed Documents are authentic, all copies of original documents conform to the originals, and all such original documents are authentic.

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Webster Financial Corporation
People's Savings Financial Corp.
______________, 1997
Page 6




                  5. All of the obligations imposed by the Reviewed Documents have been and will continue to be performed or satisfied in accordance with their terms.

                  6. The Merger will be effective under the applicable state law.

                  7. All representations made in the exhibits hereto are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

                  Opinion - Federal Income Tax Consequences
                  -----------------------------------------

                  Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes the following will result:

                  (a) The Merger will qualify as a tax-free reorganization under the provisions of section 368(a) of the Code.

                  (b) No gain or loss will be recognized to the People's Corp. shareholders on the exchange of their People's Common Stock solely for Webster Common Stock (section 354(a)(1)).

                  (c) The tax basis of the Webster  Common  Stock to be received by the shareholders of People's Corp. will be the same as the basis of the People's Common Stock to be surrendered in exchange therefor (section 358(a)(1)).

                  (d) The holding period of the Webster Common Stock received by the shareholders of People's Corp. will include the period during which People's Common Stock surrendered was held, provided the People's Common Stock surrendered was held as a capital asset by the shareholders of People's Corp. at the Effective Time (section 1223(1)).

                  (e) The payment of cash to a People's Corp. shareholder in lieu of fractional share interests of Webster Common Stock will be treated for Federal income tax purposes as if the fractional shares were distributed as part of the exchange and then redeemed by Webster. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code.

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Webster Financial Corporation
People's Savings Financial Corp.
______________, 1997
Page 7




                  (f) Neither Webster, Merger Sub, nor People's Corp. will recognize any gain or loss as a result of the Merger.

                  (g) None of opinions (a) through (f) herein will be affected by the Upstream Merger.

                  Our opinion set forth herein is based upon the description of Merger as set forth above in the section captioned "The Merger," in the Merger Agreement, and in the Registration Statement. For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the Reviewed Documents. If the actual facts relating to any aspect of the Merger differ from this description in any material respect, our opinion may become inapplicable.

                  Further, our opinion is based upon the Code, Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion.

                  Our opinion is not intended to address the tax consequences to a holder of a People's Option who receives an option to purchase shares of Webster Common Stock in exchange therefor pursuant to the Merger. We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In addition, we hereby consent to making this opinion letter available to the shareholders of People's Corp.

                               Sincerely yours,


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